Exhibit 5.1

Kirkpatrick & Lockhart Preston Gates Ellis LLP
10100 Santa Monica Boulevard
Seventh Floor
Los Angeles, CA 90067

T 310.552.5000 www.klgates.com

May 14, 2007

Inovio Biomedical Corporation

11494 Sorrento Valley Road

San Diego, California 92121

Re:	Inovio Biomedical Corporation
Prospectus Supplement No. 4 to Prospectus dated May 25, 2006

Ladies and Gentlemen:

You have requested our opinion as to the matters set forth below in connection with the filing by Inovio Biomedical Corporation (the “Company”) of Prospectus Supplement No. 4 dated May 14, 2007 (the “Prospectus Supplement”) to the Company’s Prospectus dated May 25, 2006 (the “Prospectus”) included as part of the Company’s Registration Statement on Form S-3 (SEC File No. 333-134084) that was declared effective by the Securities and Exchange Commission on May 25, 2006 (the “Registration Statement”).  The Prospectus Supplement covers the sale, for a negotiated price of $3.52 per share of 4,595,094 shares of the Company’s common stock, par value $0.001 per share (the “Shares”).

For purposes of rendering this opinion, we have examined the Registration Statement, including the exhibits filed therewith, the Prospectus, the Prospectus Supplement, the Company’s Certificate of Incorporation, as amended or supplemented, the Company’s Bylaws, as amended, the corporate resolutions and other actions of the Company that authorize and provide for the issuance and sale of the Shares, and that certain securities purchase agreement dated as of May 14, 2007 (the “Agreement”) under which the Shares are to be issued and sold, and have made such other investigations as we have deemed appropriate.  As to certain matters of fact that are material to our opinions, we have examined and relied upon certificates of public officials and on a certificate of officers of the Company.  We have not independently established any of the facts so relied on.

In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware (the “DGCL”), including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that law.  We note, however, that we are not licensed to practice law in the State of Delaware.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares are duly authorized for issuance by the Company and when issued and sold in accordance with the Registration Statement, the Prospectus and Prospectus Supplement and the Agreement and payment to the Company made against delivery by the Company of the Shares as provided in the Agreement, will be validly issued, fully paid, and nonassessable.

The foregoing opinion is rendered as of the date of this letter.  We assume no obligation to update or supplement such opinion to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption Legal Matters in the Prospectus Supplement.  In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or any Prospectus Supplement within the meaning of the term expert, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP